Exhibit 99.1


4netSoftware's Letter of Intent to Acquire EnSA Holdings, LLC is Terminated.

BOCA RATON, FL (Business Wire) - April 29, 2010 -- 4netSoftware, Inc. (the "Company"), (OTC BB: FNSI), today announced that its Letter of Intent to acquire all of the issued and outstanding capital stock of EnSA Holdings, LLC ("EnSA"), a privately-held Florida limited liability company with offices located in Fort Lauderdale, Florida has been terminated. In connection with the termination, EnSA agreed to reimburse the Company for expenses incurred by the Company in connection with the proposed transaction with EnSA.


About 4net Software, Inc. (OTC BB: FNSI), 4net Software is a publicly traded corporation that is engaged in identifying, evaluating and ultimately acquiring and/or merging with a company that will enhance 4net Software's revenues and increase shareholder value.

For information regarding 4net Software, Inc., please contact:

Steven N. Bronson, President, (561) 362-5385